Exhibit 99.1
DECKERS BRANDS REPORTS THIRD QUARTER FISCAL YEAR 2026 FINANCIAL RESULTS

•THIRD QUARTER FY 2026 REVENUE INCREASED 7% TO A RECORD $1.96 BILLION
•THIRD QUARTER FY 2026 DILUTED EPS INCREASED 11% TO A RECORD $3.33
•FY 2026 HOKA REVENUE GUIDANCE RAISED TO MID-TEENS PERCENT INCREASE
•FY 2026 UGG REVENUE GUIDANCE RAISED TO MID-SINGLE-DIGITS PERCENT INCREASE
•FY 2026 DILUTED EPS GUIDANCE RAISED TO RANGE OF $6.80-$6.85
•FY 2026 SHARE REPURCHASE EXPECTED TO EXCEED $1.0 BILLION

Goleta, California (January 29, 2026) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the third fiscal quarter ended December 31, 2025. The Company also provided an update to its financial outlook for the full fiscal year ending March 31, 2026.

“Deckers produced record revenue and earnings per share in the third quarter, driven by the significant global demand for UGG and HOKA,” said Stefano Caroti, President and Chief Executive Officer. “Our strategic marketplace management fueled balanced growth in DTC and wholesale, inclusive of continued international momentum as well as healthy growth in the U.S. across both channels. UGG and HOKA each delivered high levels of full-price selling, resulting in strong gross margins. We are on track to deliver another incredible year, with profitable growth at two premium and differentiated brands that operate in expanding segments of the global marketplace.”

Third Quarter Fiscal 2026 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 7.1% to $1.958 billion compared to $1.827 billion. On a constant currency basis, net sales increased 6.8%.
◦Brand
▪HOKA® brand net sales increased 18.5% to $628.9 million compared to $530.9 million.
▪UGG® brand net sales increased 4.9% to $1.305 billion compared to $1.244 billion.
▪Other brands net sales decreased 55.5% to $23.2 million compared to $52.1 million.
◦Channel
▪Wholesale net sales increased 6.0% to $864.6 million compared to $815.8 million.
▪DTC net sales increased 8.1% to $1.093 billion compared to $1.011 billion. DTC comparable net sales increased 7.3%.
◦Geography
▪Domestic net sales increased 2.7% to $1.201 billion compared to $1.169 billion.
▪International net sales increased 15.0% to $756.7 million compared to $657.9 million.
•Gross margin was 59.8% compared to 60.3%.
•SG&A expenses were $557.0 million compared to $535.3 million.
•Operating income was $614.4 million compared to $567.3 million.
•Diluted earnings per share was $3.33 compared to $3.00.

Net sales in the above results for the respective Other brands, Wholesale channel, and Domestic geography include FY 2026 declines related to the phase-out of Koolaburra brand standalone operations.

Balance Sheet (December 31, 2025 as compared to December 31, 2024)

•Cash and cash equivalents were $2.087 billion compared to $2.241 billion.
•Inventories, including the impact of incremental tariffs, were $633.5 million compared to $576.7 million.
•The Company had no outstanding borrowings.

Capital Allocation

During the third fiscal quarter, the Company repurchased approximately 3.8 million shares of its common stock for a total of $348.5 million at a weighted average price paid per share of $92.36. As of December 31, 2025, the Company had approximately $1.8 billion remaining under its stock repurchase authorization.

Through the first nine months of fiscal year 2026, the Company repurchased approximately 8.0 million shares of its common stock, representing more than 5% of shares outstanding at the beginning of fiscal year 2026, for a total of $813.5 million at a weighted average price paid per share of $101.44. The Company expects full fiscal year 2026 share repurchases in total to exceed $1.0 billion dollars.

Full Fiscal Year 2026 Outlook for the Twelve Month Period Ending March 31, 2026

The Company’s outlook is forward-looking in nature, reflecting our expectations as of January 29, 2026, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company’s business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: changes in macroeconomic conditions, including consumer confidence, discretionary spending, inflationary pressures, and foreign currency fluctuations; changes to global trade policy, including tariffs and trade restrictions; geopolitical tensions; and supply chain disruption.

•Net sales are now expected to be in the range of $5.400 billion to $5.425 billion.
◦HOKA is now expected to increase by a mid-teens percentage versus last year.
◦UGG is now expected to increase by a mid-single-digit percentage versus last year.
•Gross margin is now expected to be approximately 57%.
•SG&A expenses as a percentage of net sales are still expected to be approximately 34.5%.
•Operating margin is now expected to be approximately 22.5%.
•Effective tax rate is still expected to be approximately 23%.
•Diluted earnings per share is now expected to be in the range of $6.80 to $6.85.
•The earnings per share guidance now includes the impact from the expected share repurchases in the fourth quarter.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency. These non-GAAP measures provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period-to-period.

Conference Call Information

The Company’s conference call to review the results for the third quarter fiscal year 2026 will be broadcast live today, Thursday, January 29, 2026, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the “Webcast” box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the “Quarterly Earnings” section of the “Financials” tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, and Teva®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; consumer confidence and discretionary spending, including uncertainties associated with the global trade environment; the strength of our brands and demand for our products; our ability to drive future growth and profitability; our ability to achieve our financial outlook; our ability to execute on our long-term strategies, objectives, and opportunities; our ability to differentiate our company in a competitive environment; and our ability to return value to our stockholders, including potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

# # #
Investor Contact:
Erinn Kohler | VP, Investor Relations, Corporate Planning & Business Analytics | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Net sales	$1,957,549	$1,827,165	$4,352,927	$3,963,832
Cost of sales	786,189	724,542	1,839,839	1,657,937
Gross profit	1,171,360	1,102,623	2,513,088	2,305,895
Selling, general, and administrative expenses	556,994	535,349	1,406,914	1,300,728
Income from operations	614,366	567,274	1,106,174	1,005,167
Total other income, net	(12,547)	(16,668)	(46,161)	(46,840)
Income before income taxes	626,913	583,942	1,152,335	1,052,007
Income tax expense	145,768	127,208	263,835	237,327
Net income	481,145	456,734	888,500	814,680
Total other comprehensive income (loss), net of tax	3,043	(11,686)	3,586	(4,711)
Comprehensive income	$484,188	$445,048	$892,086	$809,969

Net income per share
Basic	$3.34	$3.01	$6.05	$5.35
Diluted	$3.33	$3.00	$6.04	$5.33
Weighted-average common shares outstanding
Basic	144,076	151,820	146,929	152,307
Diluted	144,289	152,386	147,202	152,924

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	December 31, 2025	March 31, 2025
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$2,086,746	$1,889,188
Trade accounts receivable, net	344,325	332,872
Inventories	633,485	495,226
Other current assets	217,834	143,189
Total current assets	3,282,390	2,860,475
Property and equipment, net	333,572	325,599
Operating lease assets	300,902	237,352
Other noncurrent assets	185,286	146,826
Total assets	$4,102,150	$3,570,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$598,497	$417,955
Operating lease liabilities	76,771	54,453
Other current liabilities	474,175	297,533
Total current liabilities	1,149,443	769,941
Long-term operating lease liabilities	266,111	222,522
Other long-term liabilities	77,142	64,776
Total long-term liabilities	343,253	287,298
Total stockholders’ equity	2,609,454	2,513,013
Total liabilities and stockholders’ equity	$4,102,150	$3,570,252